Exhibit 21
SUBSIDIARIES OF THE COMPANY
(As of April 30, 2024)1

Subsidiaries	State or Jurisdiction of Incorporation or Organization
Big Heart Pet Brands, Inc.	Delaware
Big Heart Pet, Inc.	Delaware
CP APN, Inc.	Delaware
HB Holdings (RE), LLC	Delaware
HB Holdings, LLC	Delaware
Hostess Brands Services, LLC	Delaware
Hostess Brands, Inc.	Delaware
Hostess Brands, LLC	Delaware
Hostess Holdco, LLC	Delaware
Hostess Holdings GP, LLC	Delaware
Hostess Holdings, L.P.	Delaware
J.M. Smucker LLC	Ohio
New HB Acquisition (RE), LLC	Delaware
New Hostess Holdco, LLC	Delaware
NU Pet Company	Delaware
Smucker Foods of Canada Corp.	Canada
Smucker Foods, Inc.	Delaware
Smucker Innovation, Inc.	Ohio
Smucker International Holding Company	Ohio
Smucker Retail Foods, Inc.	Ohio
The Folger Coffee Company	Ohio
The Folgers Coffee Company	Delaware
Voortman Cookies Limited	British Columbia

1 Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of certain subsidiaries of the Company have been omitted because such unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of April 30, 2024.